Exhibit 99.1

CONTACTS:	Bank Mutual Corporation

Michael T. Crowley, Jr.

Chairman and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 120% INCREASE IN

NET INCOME FOR THE FIRST QUARTER OF 2013

Milwaukee, Wisconsin

April 17, 2013

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.5 million or $0.05 per diluted share in the first quarter of 2013, which was a 120% improvement over net income in the same quarter in 2012. Bank Mutual Corporation (“Bank Mutual”) had net income of $1.2 million or $0.03 per diluted share in the first quarter of the previous year. The improvement in net income between these periods was due primarily to higher net interest income, higher net loan servicing fee revenue, and lower net losses and expenses on foreclosed real estate. These developments were partially offset by lower gains on sales of loans and higher provision for loan losses.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “Our net interest margin improved for the third quarter in a row on the strength of improved earning asset and funding mixes, as well as lower absolute funding costs.” Mr. David A. Baumgarten, President of Bank Mutual, added, “Strengthening our net interest margin is a high priority for us, which will offset expected declines in revenue from our mortgage banking operations as the year progresses.” As previously announced, Mr. Baumgarten will become the Chief Executive Officer of Bank Mutual on July 1, 2013, upon the retirement of Mr. Crowley. Mr. Crowley will remain Chairman of the Board of Directors of Bank Mutual and Mr. Baumgarten will retain the title of President of Bank Mutual.

Bank Mutual’s net interest income increased by $1.3 million or 8.6% during the three months ended March 31, 2013, compared to the same period in 2012. This increase was primarily attributable to a 32 basis point improvement in Bank Mutual’s net interest margin, from 2.65% in the first quarter of 2012 to 2.97% in the first quarter of the current year. This improvement was due in part to an improved earning asset mix and an improved deposit funding mix between the periods. Bank Mutual’s average loans receivable (which generally have higher yields) increased by $61.5 million or 4.5% between the quarterly periods and its average mortgage-related securities, investment securities, and overnight investments (which generally have lower yields) declined by $128.5 million or 14.7% in the aggregate between the periods. With respect to Bank Mutual’s deposit funding mix, its average checking and savings deposits (which generally have a lower interest cost or no interest cost) increased by $67.8 million or 8.0% in the aggregate between the quarterly periods and its average certificates of deposit (which generally have a higher interest cost) declined by $237.9 million or 23.0% between the periods. Management expects these earning asset and deposit funding trends to continue in the near term, although there can be no assurances.

Also contributing to the improvement in net interest margin between the first quarter of 2013 and 2012 was a 19 basis point decline in the average cost of Bank Mutual’s certificates of deposit, as well as Bank Mutual’s repayment of $100.0 million in high-cost borrowings from the FHLB of Chicago in the second quarter of 2012. Management anticipates that Bank Mutual’s cost of certificates of deposit will continue to decline modestly in the near term as older, higher-cost certificates of deposit continue to mature and are replaced by lower cost deposits, although there can be no assurances.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $67.1 million or 3.0% decrease in average earning assets during the first quarter of 2013 compared to the same quarter in 2012. Bank Mutual’s earning assets have declined in recent periods as it uses cash flows from its mortgage-related securities portfolio to fund a decline in its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $891,000 in the first quarter of 2013 compared to $51,000 in the same quarter last year. Bank Mutual’s provision in the first quarter of 2013 consisted primarily of increases in general loan loss allowances related to growth in its multi-family, commercial real estate, and commercial business loan portfolios in recent periods, as well as a modest increase in charge-off experience on its one- to four-family loan portfolio. In comparison, during the first quarter of the previous year, loss provisions against a number of specific multi-family, commercial real estate, and business loan relationships were substantially offset by a cash recovery related to a large loan relationship that had been previously charged-off, as well as loss recoveries from two non-performing loans that paid off during the period. In addition, Bank Mutual reduced its general loss allowances modestly during the first quarter of 2012 to reflect improved credit quality in its loan portfolio, attributable to lower levels of delinquent and classified loans.

Although Bank Mutual’s provision for loan losses was higher in the first quarter of 2013 than it was in the same period in 2012 (for reasons described in the previous paragraph), Bank Mutual’s provision for loan losses has generally trended lower in recent periods. This trend is consistent with recent declines in Bank Mutual’s non-performing loans and classified loans and is consistent with general trends in the banking industry. It should be noted, however, that Bank Mutual’s loan portfolio continues to be impacted by slow economic growth, relatively high unemployment, and low real estate values. These conditions are particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. As such, there can be no assurances that non-performing loans and/or classified loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably in future periods.

Service charges on deposits increased by $34,000 or 2.2% during the three months ended March 31, 2013, compared to the same quarter in 2012. Management attributes these improvements to an increase in Bank Mutual’s average core deposit accounts, consisting of checking, savings, and money market accounts, which increased by $67.8 million or 8.0% during the three months ended March 31, 2013, compared to the same period in 2012. Also contributing were recent increases in certain service and transaction charges, as well as continued increases in fees from treasury management services that Bank Mutual offers to commercial customers.

Brokerage and insurance commissions were $691,000 during the first quarter of 2013, a $110,000 or 18.9% increase from the same period in the previous year. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the first quarter of 2013 benefited from higher sales of equity-related investments, which management attributes to improvement in equity markets in recent periods. Contributing to a lesser degree were increased sales of tax-deferred annuities, which management attributes to the increased popularity of such investments in the current interest rate environment.

Net loan-related fees and servicing revenue was $949,000 during the three months ended March 31, 2013, compared to $137,000 in the same period of the previous year. The following table presents the components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended March 31
	2013	2012
	(Dollars in thousands)
Gross servicing fees	$715	$693
Mortgage servicing rights amortization	(1,008)	(1,043)
Mortgage servicing rights valuation recovery	1,114	321
Loan servicing revenue, net	821	(29)
Other loan fee income	128	166
Loan-related fees and servicing revenue, net	$949	$137

The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Market interest rates for residential mortgage loans have been very low in recent periods, which have resulted in increased volatility in the valuation allowance Bank Mutual maintains against its MSRs. Modest increases in market interest rates near the end of the first quarters of both 2013 and 2012 resulted in lower loan prepayment expectations and a decrease in the valuation allowance as of the end of those periods. As of March 31, 2013, Bank Mutual had a valuation allowance of $1.3 million against MSRs with a gross book value of $9.1 million. As of the same date Bank Mutual serviced $1.2 billion in loans for third-party investors compared to $1.1 billion one year ago.

Gains on sales of loans were $1.9 million in the first quarter of 2013 compared to $2.9 million in the same quarter last year. Bank Mutual typically sells most fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three months ended March 31, 2013, sales of these loans were $103.8 million compared to $123.0 million during the same period in the previous year. Although market interest rates for residential mortgage loans remain low by historical standards, recent increases in such rates have resulted in lower originations and sales of fixed-rate, one- to four-family loans in 2013 relative to prior periods. Also contributing to the decrease in gains on sales of loans in 2013 was a decline in Bank Mutual’s average gross profit margin on the sales of loans. Management attributes this decline to the reduced burden that consumer demand has placed on the loan production capacity of the mortgage banking industry as a whole, due to a recent increase in market interest rates, which has caused gross profit margins to decrease. If these trends continue, management believes that Bank Mutual’s gains on sales of loans during the remainder of 2013 are likely to be lower than they were in 2012.

Increase in cash surrender value of life insurance investments was $724,000 during the three months ended March 31, 2013, compared to $527,000 during the same period in 2012. This increase was caused by higher payouts associated with excess death benefits in the 2013 period compared to the prior year period.

Compensation-related expenses increased by $478,000 or 4.5% in the first quarter of 2013 compared to the same quarter in 2012. This increase was due primarily to annual merit increases and increases in payroll-related taxes. These developments were partially offset by a modest decline in employee healthcare costs due to a renegotiation of such costs with the insurance provider.

Occupancy and equipment expenses increased by $125,000 or 4.2% during the three months ended March 31, 2013, compared to the same period in 2012. This increase was principally caused by increased repairs and maintenance on Bank Mutual’s facilities, due in part to increased snow removal costs in 2013 compared to 2012.

Federal deposit insurance premiums were $807,000 during the first three months of 2013 compared $831,000 during the same period in 2012. The modest decrease was caused by a decline in Bank Mutual’s average total assets during the first quarter of 2013 compared to the same period in 2012. Under the FDIC’s current risk-based assessment system, management believes Bank Mutual’s quarterly federal insurance premiums could be up to 35% lower in future quarters due to recent improvements in Bank Mutual’s financial condition and operating results. However, there can be no assurances.

Advertising and marketing-related expenses decreased by $72,000 or 12.0% during the three months ended March 31, 2013, compared to the same period in the prior year. This decrease was primarily caused by reduced television advertising during the first quarter of 2013. Marketing-related expenses are highly dependent on future management decisions, as well as variability in the timing of marketing-related efforts. As such there can be no assurances that such expenses will not vary considerably from period to period.

Net losses and expenses on foreclosed real estate were $1.1 million during the first quarter of 2013 compared to $2.8 million in the same quarter of last year. Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

Other non-interest expense decreased by $381,000 or 13.7% during the three months ended March 31, 2013, compared to the same period in 2012. This decrease was primarily the result of lower legal, consulting, and accounting fees related to loan workout efforts and related professional services.

Income tax expense was $1.2 million and $462,000 during the three months ended March 31, 2013 and 2012, respectively. Bank Mutual’s effective tax rates (“ETR”) during these periods were 32.1% and 28.9%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue, such as tax-exempt interest income and earnings from bank-owned life insurance (“BOLI”). The ETR will generally be higher in periods in which non-taxable revenue comprises a smaller portion of pre-tax income or loss.

Bank Mutual’s total assets decreased by $24.4 million or 1.0% during the three months ended March 31, 2013. During the period Bank Mutual’s mortgage-related securities available-for-sale decreased by $62.6 million due to regular repayments and its cash and due from banks decreased by $15.4 million due to seasonal factors. These developments were partially offset by a $57.0 million increase in Bank Mutual’s overnight investments due primarily to cash flows from the securities portfolio. Also during the period, Bank Mutual’s deposit liabilities decreased by $21.4 million. Bank Mutual’s total shareholders’ equity increased from $271.9 million at December 31, 2012, to $274.0 million at March 31, 2013.

Bank Mutual’s loans receivable decreased by $3.6 million or 0.3% during the three months ended March 31, 2013. Total loans originated for portfolio decreased by $11.1 million or 12.3% during this period compared to the same period in the previous year. Originations in all categories of loans declined with the exception of construction and development loans. Management attributes the changes in the origination volumes of multi-family, commercial real estate, construction and development, and commercial business loans to normal variability in the timing of loan closings and customer demand for such loans. Also contributing to this variability was the risk of federal tax law changes in 2013 that motivated certain commercial customers to accelerate contemplated transactions to the fourth quarter of last year, a period in which Bank Mutual experienced a substantial increase in commercial loan originations. Although originations of multi-family mortgage loans, including permanent and construction, declined in the first quarter of 2013 compared to 2012, the Company has experienced elevated demand for such loans in recent periods. Management believes this elevated demand reflects a general decline in the level of home ownership in recent periods and increased demand for multi-family housing. With respect to declines in one- to four-family and consumer loan production in the first quarter of 2013, management attributes these declines to modestly higher interest rates and recent economic uncertainty, as well as increased competition for second mortgages in some of its markets.

Bank Mutual’s deposit liabilities decreased by $21.4 million or 1.1% during the three months ended March 31, 2013. Core deposits, consisting of checking, savings and money market accounts, increased by $25.8 million or 2.4% during the period while certificates of deposit declined by $47.3 million or 5.8%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, is customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future.

Bank Mutual’s shareholders’ equity increased from $271.9 million at December 31, 2012, to $274.0 million at March 31, 2013. This increase was caused by net income during the period, partially offset by the payment of cash dividends of $0.02 per share to shareholders. The book value of Bank Mutual’s common stock was $5.90 per share at March 31, 2013, compared to $5.87 per share at December 31, 2012.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.45% at March 31, 2013, compared to 11.24% at December 31, 2012. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2012 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.02% and a Tier 1 capital ratio of 10.28%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Bank Mutual’s capital measures remain strong as of March 31, 2013. However, federal banking regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, including potential developments under Basel III, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

Bank Mutual’s non-performing loans were $23.3 million or 1.66% of loans receivable as of March 31, 2013, compared to $25.8 million or 1.84% of loans receivable as of December 31, 2012. Non-performing assets, which includes non-performing loans, were $36.7 million or 1.54% of total assets and $39.8 million or 1.64% of total assets as of these same dates, respectively. Bank Mutual’s non-performing assets and classified loans have declined substantially in recent periods. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing assets and classified loans will continue to decline in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $21.4 million or 1.53% of total loans at March 31, 2013, compared to $21.6 million or 1.54% of total loans at December 31, 2012. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 92.2% at March 31, 2013, compared to 83.6% at December 31, 2012. Management believes the allowance for loan losses at March 31, 2013, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of potential new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in Federal Deposit Insurance Corporation (“FDIC”) premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2012 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	March 31	December 31
	2013	2012
ASSETS
Cash and due from banks	$34,674	$50,030
Interest-earning deposits	94,023	37,029
Cash and cash equivalents	128,697	87,059
Mortgage-related securities available-for-sale, at fair value	487,565	550,185
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $162,006 in 2013 and $163,589 in 2012)	157,047	157,558
Loans held-for-sale	17,221	10,739
Loans receivable (net of allowance for loan losses of $21,445 in 2013 and $21,577 in 2012)	1,398,627	1,402,246
Foreclosed properties and repossessed assets	13,484	13,961
Mortgage servicing rights, net	7,863	6,821
Other assets	183,341	189,695

Total assets	$2,393,845	$2,418,264

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,846,481	$1,867,899
Borrowings	207,973	210,786
Advance payments by borrowers for taxes and insurance	14,331	4,956
Other liabilities	48,115	59,837
Total liabilities	2,116,900	2,143,478
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2013 and 2012 Issued and outstanding - none in 2013 and 2012	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2013 and 2012 Issued - 78,783,849 shares in 2013 and 2012 Outstanding - 46,420,084 shares in 2013 and 46,326,484 in 2012	788	788
Additional paid-in capital	488,982	489,960
Retained earnings	146,847	145,231
Accumulated other comprehensive loss	(4,316)	(4,717)
Treasury stock - 32,363,765 shares in 2013 and 32,457,365 in 2012	(358,275)	(359,409)
Total shareholders' equity	274,026	271,853
Non-controlling interest in real estate partnership	2,919	2,933
Total equity including non-controlling interest	276,945	274,786

Total liabilities and equity	$2,393,845	$2,418,264

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31
	2013	2012
Interest income:
Loans	$16,208	$16,423
Mortgage-related securities	3,927	4,301
Investment securities	13	12
Interest-earning deposits	27	41
Total interest income	20,175	20,777
Interest expense:
Deposits	2,765	4,055
Borrowings	1,225	1,823
Advance payment by borrowers for taxes and insurance	-	1
Total interest expense	3,990	5,879
Net interest income	16,185	14,898
Provision for loan losses	891	51
Net interest income after provision for loan losses	15,294	14,847
Non-interest income:
Service charges on deposits	1,593	1,559
Brokerage and insurance commissions	691	581
Loan-related fees and servicing revenue, net	949	137
Gain on loan sales activities, net	1,861	2,904
Increase in cash surrender value of life insurance	724	527
Other non-interest income	1,614	1,563
Total non-interest income	7,432	7,271
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,053	10,575
Occupancy and equipment	3,079	2,954
Federal insurance premiums	807	831
Advertising and marketing	527	599
Losses and expenses on foreclosed real estate, net	1,132	2,779
Other non-interest expense	2,398	2,779
Total non-interest expense	18,996	20,517
Income before income tax expense	3,730	1,601
Income tax expense	1,199	462
Net income (loss) before non-controlling interest	2,531	1,139
Net loss attributable to non-controlling interest	14	16
Net income	$2,545	$1,155

Per share data:
Earnings per share-basic	$0.05	$0.03
Earnings per share-diluted	$0.05	$0.03
Cash dividends paid	$0.02	$0.01

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended
	March 31
Loan Originations and Sales	2013	2012
Mortgage loans originated for portfolio:
One- to four-family	$17,150	$22,578
Multi-family	11,683	21,095
Commercial real estate	4,137	6,021
Construction and development	21,107	2,187
Total mortgage loans	54,077	51,881
Consumer loan originations	13,366	25,056
Commercial business loan originations	11,851	13,467
Total loans originated for portfolio	$79,294	$90,404

Mortgage loans originated for sale	$110,350	$126,898

Mortgage loan sales	$103,779	$123,036

	March 31	December 31
Loan Portfolio Analysis	2013	2012
Mortgage loans:
One- to four-family	$455,440	$465,170
Multi-family	262,799	264,013
Commercial real estate	244,114	263,775
Construction and development	153,808	129,348
Total mortgage loans	1,116,161	1,122,306
Consumer loans	242,866	246,913
Commercial business loans	138,200	132,436
Total loans receivable	1,497,227	1,501,655
Allowance for loan losses	(21,445)	(21,577)
Undisbursed loan proceeds and deferred fees and costs	(77,155)	(77,832)
Total loans receivable, net	$1,398,627	$1,402,246

Loans serviced for others	$1,150,356	$1,147,722

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2013	2012
Non-accrual mortgage loans:
One- to four-family	$7,048	$8,192
Multi-family	6,638	6,824
Commercial real estate	6,684	6,994
Construction and development loans	808	937
Total non-accrual mortgage loans	21,178	22,947
Non-accrual consumer loans:
Secured by real estate	979	1,514
Other consumer loans	40	59
Total non-accrual consumer loans	1,019	1,573
Non-accrual commercial business loans	657	693
Total non-accrual loans	22,854	25,213
Accruing loans delinquent 90 days or more	410	584
Total non-performing loans	23,264	25,797
Foreclosed properties and repossessed assets	13,484	13,961
Total non-performing assets	$36,748	$39,758
Non-performing loans to loans receivable, net	1.66%	1.84%
Non-performing assets to total assets	1.54%	1.64%

	March 31	December 31
Special Mention and Substandard Loans	2013	2012
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$7,577	$8,472
Multi-family	11,122	8,969
Commercial real estate	51,211	56,842
Construction and development	16,008	15,446
Total mortgage loans	85,918	89,729
Consumer loans	1,021	1,631
Commercial business loans	3,796	4,007
Total	$90,735	$95,367

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2013	2012
Balance at the beginning of the period	$21,577	$27,928
Provision for loan losses	891	51
Charge-offs:
One- to four-family	(553)	(377)
Multi-family	-	(697)
Commercial real estate	(111)	(2,245)
Construction and development loans	(6)	(102)
Consumer loans	(620)	(278)
Commercial business loans	-	(10)
Total charge-offs	(1,290)	(3,709)
Total recoveries	267	971
Net charge-offs	(1,023)	(2,738)
Balance at the end of the period	$21,445	$25,241
Net charge-offs to average loans, annualized	0.29%	0.80%

	March 31	December 31
Allowance Ratios	2013	2012
Allowance for loan losses to non-performing loans	92.18%	83.64%
Allowance for loan losses to total loans	1.53%	1.54%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2013	2012
Non-interest-bearing checking	$148,267	$143,684
Interest-bearing checking	236,971	236,380
Savings accounts	227,080	217,170
Money market accounts	469,513	458,762
Certificates of deposit	764,650	811,903
Total deposit liabilities	$1,846,481	$1,867,899

	Three Months Ended
	March 31
Selected Operating Ratios	2013	2012
Net interest margin (1)	2.97%	2.65%
Net interest rate spread	2.87%	2.55%
Return on average assets	0.43%	0.19%
Return on average shareholders' equity	3.73%	1.73%
Efficiency ratio (2)	80.43%	92.55%
Non-interest expense as a percent of average assets	3.18%	3.32%
Shareholders' equity to total assets at end of period	11.45%	10.30%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

	Three Months Ended
	March 31
Other Information	2013	2012
Average earning assets	$2,180,405	$2,247,456
Average assets	2,392,095	2,471,027
Average interest bearing liabilities	1,927,374	2,044,280
Average shareholders' equity	273,010	267,656
Weighted average number of shares outstanding:
As used in basic earnings per share	46,272,728	46,185,868
As used in diluted earnings per share	46,389,001	46,192,564

	March 31	December 31
	2013	2012
Number of shares outstanding (net of treasury shares)	46,420,084	46,326,484
Book value per share	$5.90	$5.87

	March 31	December 31
Weighted Average Net Interest Rate Spread	2013	2012
Yield on loans	4.45%	4.56%
Yield on investments	2.39%	2.36%
Combined yield on loans and investments	3.81%	3.82%
Cost of deposits	0.55%	0.63%
Cost of borrowings	2.33%	2.37%
Total cost of funds	0.73%	0.81%
Interest rate spread	3.08%	3.01%

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